EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 11, 2003, except for Note 19 for which the date is November 12, 2003, relating to the consolidated financial statements of SYNNEX Corporation, and our report dated October 11, 2003 relating to the financial statement schedule of valuation and qualifying accounts, which appear in SYNNEX Corporation’s Registration Statement on Form S-1 filed on November 25, 2003.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

January 8, 2004